Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Announces Albacora A-17D Results

Houston—October 4, 2010—BPZ Resources, Inc. (NYSE:BPZ) announced today that the A-17D well in its Albacora field located offshore northwest Peru has been deemed a dry hole.  As a result, the Company has made a decision to suspend drilling operations at Albacora until its planned 3D seismic acquisition program, originally started in 2009, but suspended at the request of the government, is completed.  The Company does not expect the result of this well to have a material impact, if any, on proved reserves in Albacora estimated by Netherland Sewell and Associates, Inc.

The Company is suspending drilling in Albacora until its planned 3D seismic acquisition program in Block Z-1 is carried out.  In 2009 the Company attempted to acquire 3D seismic in Block Z-1, but stopped its seismic acquisition program at the request of the government.  The Company is currently completing additional government requested environmental studies to obtain the permit to begin the seismic acquisition program.  Current indications are that permits should be granted and acquisition could begin in the first half of 2011.  During the drilling downtime, the Company will move forward with its plans to fabricate and install permanent production and injection facilities on the Albacora platform.  This should allow for continued production from the field once drilling operations resume by avoiding gas flaring and associated permitting issues.  Meanwhile, the Company has placed the rig on standby until the Company drills the onshore exploration well in Block XIX.

As previously reported, the Company expects to continue to generate cash flow from oil being tested from the CX11-17D and CX11-23D in Corvina, as well as from the A-14XD in Albacora, which has a permit valid through mid-January 2011.  The Company expects commercial production in Corvina beginning on or about November 30, 2010 at which time expected production from the field could be approximately 4,000-5,000 Bopd.

Richard Spies, Chief Operating Officer, commented “It appears that the Albacora field could be a series of turbidite channels or lobes, which should be better defined by the 3D seismic.  In an effort to preserve capital, and use existing capital in the most beneficial manner, we will temporarily stop drilling in Albacora until we complete the 3D seismic acquisition program, which should coincide with the installation of injection and production facilities on the Albacora platform.”  Mr. Spies concluded “Our plan is to continue work onshore in early 2011 by drilling our Block XIX Pampa la Gallina prospect and complete the ongoing seismic campaigns in Blocks XXII and XXIII.  In parallel, we plan to carry out some workovers in the existing Corvina wells; and prepare to continue developing the Corvina oil field.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, possible changes to indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.